Exhibit 10.14

CONFIDENTIAL TREATMENT REQUESTED.

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED IS OMITTED AND MARKED WITH “[*******]” OR OTHERWISE

CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS

ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT No. 1 to LICENSE AGREEMENT

Amendment No. 1 made and effective as of September 30, 2009 to the License Agreement dated November 5, 2007 entered into by and between Coronado Biosciences, Inc., a Delaware corporation having a place of business at 787 Seventh Avenue, 48th Floor, New York, New York 10019 (“Company”) and UCL Business PLC whose registered office is The Network Building, 97 Tottenham Court Road, London W1T 4TP United Kingdom (“UCLB”):

WITNESSETH:

Whereas, Company and UCLB executed a License Agreement dated November 5, 2007 (“License Agreement”) pursuant to which Company is developing TANKs;

WHEREAS, University College London (“UCL”) has collected, generated or owns the Clinical Data;

WHEREAS, UCL has assigned to UCLB all of its right, title and interest in and to such Clinical Data;

WHEREAS, Company wishes to license the Clinical Data for a specified use only;

WHEREAS, UCLB is willing to provide a copy of the Clinical Data to the Company;

WHEREAS, the parties now desire to amend the License Agreement in certain respects on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the Agreement and otherwise agree as follows:

1.	Unless otherwise set forth in this Amendment No. 1, each capitalized term and abbreviation has the meaning set forth in the License Agreement.

2.	Amendments

A. In Article 1 of the License Agreement, the following terms and their related definitions are inserted immediately following the term “Valid Claim” and its definition:

Clinical Data: Means (a) the original data described in Schedule Three; (b) any and all materials, documents and information that UCLB may provide to the Company under or in connection with this Agreement; (c) any derivative, modified or improved dataset obtained from or as a result of the use of the whole or any part of the foregoing.

Clinical Data Field: Means the use of Clinical Data for purposes of securing Regulatory IND filing (in the United States of America, or equivalent filings in other countries) in the Territory and Field.

Employees: Employees, contractors or advisors of the Company who have contractual obligations to the Company that enables the Company to comply with its obligations under this Agreement with respect to such individuals.

Third Party: Any person other than the Parties, Company and the Employees.

B. At the conclusion of the License Agreement, immediately following the current Schedule 2, the attached document (entitled “Schedule Three”) is inserted therein.

C. In Article 2 of the License Agreement, immediately following Section 2.6, new Section 2.7 is inserted therein as follows:

Section 2.7 UCLB hereby grants, and Company accepts, a non-exclusive license to UCLB’s rights in the Clinical Data in the Clinical Data Field for use in the Field and Territory. Said license does not include the right to grant sublicense(s). Company shall keep the Clinical Data secure at the Company’s principle place of business and shall ensure that: (a) It provides suitable administrative, technical and physical safeguards to ensure the confidentiality of the Clinical Data and to prevent unauthorized use and access of the Clinical Data; (b) It operates suitable systems for tracking the Clinical Data; and (c) No one other than the Employees shall have access to the Clinical Data. Notwithstanding anything to the contrary herein Company: (a) shall not merge or incorporate the Clinical Data with any other data set or information, nor change the format of the Clinical Data, without the prior written consent of UCLB, except as reasonably required by applicable regulatory agencies such as the FDA, EMEA and MHLW; (b) shall not sell, gift, transfer, assign, rent, lease or otherwise supply or disclose the Clinical Data to any Third Party; (c) shall not sell a product or tradable commodity that comprises any portion of the Clinical Data supplied unless prior written permission is obtained in writing from UCLB; (d) shall provide UCLB with written notification of the number of copies of the Clinical Data to be made and the location where each copy will be stored; (e) shall perform its activities using the Clinical Data in accordance with all applicable laws, regulations and ethical approvals and shall ensure that it has all necessary ethical and legal permissions in place to perform its activities under this Agreement prior to commencing any activity requiring such permission. Except as expressly provided by this Agreement, no license to the copyright or any other intellectual property rights in the Clinical Data, services, documents, or any software tools, design concepts, know-how, techniques or methodologies supplied by UCLB is granted or implied by this Agreement. UCLB shall retain title to all Clinical Data.

D. In Article 4 of the License Agreement, immediately following Section 4.1(b), new Section 4.1(c) is inserted therein as follows:

Section 4.1(c) Within thirty (30) days following the effective date of this Amendment, Company shall pay to UCLB the following, non-creditable, non-refundable license issue fees in respect of Clinical Data: £1000. All payments to UCLB made pursuant to this Section 4.1(c) shall be in pounds sterling and all such payments shall be exclusive of VAT which, where applicable, shall be payable in addition to the sum stated and at the prevailing rate. Upon receipt of payment of the fees stated in Clause 3.1, UCLB shall send the Clinical Data to Company in such form and by such methods as the parties may agree. All payments shall be made by the due date, failing which UCLB may charge interest on any outstanding amount on a daily basis at a rate of [*******]%.

3.	Representations and Warranties.

(a)	Each party hereby represents and warrants to the other party as follows:

(i)	This Amendment has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

(ii)	All necessary consents, approvals and authorizations of all governmental authorities and other entities required to be obtained by such party in connection with this Amendment have been obtained.

(b)	UCLB hereby represents and warrants to Company as follows:

(i)	The License Agreement is in full force and effect in accordance with its terms. After giving effect to this Amendment, there exist no breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify the License Agreement.

4.	Except as expressly modified by this Amendment No.1, all of the terms and conditions of the License Agreement shall continue in effect.

IN WITNESS WHEREOF, Company and UCLB, intending to he bound, have executed this Amendment No. 1 by their duly authorized representatives, and this Amendment No. 1 shall be part of the License Agreement between the parties as of the date first written above. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

For and on behalf of UCLB		For and on behalf of the Coronado Biosciences, Inc.

Signed:	/s/ Anne Lane	Signed:	/s/ Raymond J. Tesi

Print name: Anne Lane, M.D.		Print name: Raymond J. Tesi, M.D.

Title: Executive Director		Title: President and CEO

Date: 6/10/09		Date: 10/6/09